UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2009

Franklin Electronic Publishers, Incorporated

(Exact name of registrant as specified in its charter)

Pennsylvania	1-13198	22-2476703
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Franklin Plaza, Burlington, New Jersey	08016-4907
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609)386-2500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 30, 2009, Franklin Electronic Publishers, Incorporated (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Saunders Acquisition Corporation (“Saunders”), pursuant to which Saunders will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. Following the Merger, the Company will be controlled by Barry J. Lipsky, our President and Chief Executive Officer, Toshihide Hokari, our Chief Operating Officer, Frank A. Musto, our Chief Financial Officer, Howard L. Morgan, the Chairman of our Board of Directors, James A. Simons, a director of the Company, certain of Dr. Simons’ affiliates and certain other of the Company’s shareholders (collectively, the “Saunders Group”). According to filings with the Securities and Exchange Commission made by the Saunders Group, Saunders, through exchange agreements with each member of the Saunders Group, will own approximately 41.7% of the total outstanding votes of the Company’s common stock entitled to vote on the Merger.

Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock, par value $.01 of the Company (the “Shares”), other than any Shares owned by Saunders, will be canceled and will be converted automatically into the right to receive $2.50 in cash, without interest. The Saunders Group has agreed to contribute their Shares to Saunders in exchange for capital stock of Saunders, which has agreed vote such Shares in favor of the Merger. Vested stock options to purchase Shares with an exercise price of less than $2.50 will be settled for an amount equal to the product of (i) the number of Shares subject to such stock option and (ii) the difference between $2.50 and the exercise price of such stock option. All vested options with an exercise price equal to or greater than $2.50 and unvested stock options will be cancelled without consideration.

The Merger is expected to be completed in the first quarter of 2010, subject to the receipt of shareholder approval and the satisfaction of other customary closing conditions.

Under the Merger Agreement, the Company may not solicit or engage in discussions or negotiations with a third party regarding an acquisition of the stock or assets of the Company, except that the Company may respond to an unsolicited written bona fide proposal for an alternative acquisition that the board of directors or the special committee of the board of directors determines is or could lead to a Superior Proposal (as defined in the Merger Agreement) and that such action is in the best interests of the Company.

The Company may terminate the Merger Agreement under certain circumstances, including if its board of directors determines in good faith that it has received an unsolicited bona fide Superior Proposal, and otherwise complies with certain terms of the Merger Agreement. In connection with such termination, or a termination of the Merger Agreement under certain other circumstances, the Company must pay a fee of $650,000 to Saunders. In certain circumstances, the Merger Agreement provides for Saunders to pay to the Company a fee of $650,000 upon termination of the Merger Agreement. The Company is also required, under certain circumstances, to reimburse Saunders for its actual expenses if Saunders terminates the Merger Agreement due to the Company’s board of directors violating certain of the Merger Agreement’s covenants.

The Merger Agreement contains customary representations, warranties, covenants and agreements made by the Company and Saunders as of specific dates that were made for purposes of that contract between the parties and are subject to qualifications and limitations, including by information contained in disclosure schedules that the parties exchanged in connection with the execution of the Merger Agreement. In addition, certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Shareholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference.

Investors are cautioned that the Company may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of its shareholders or to satisfy other closing conditions.

Additional Information and Where to Find It

In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company, Attention: Corporate Secretary, telephone: (609) 386-2500.

The Company and its directors, executive officers and employees may be deemed to be soliciting proxies from the Company’s shareholders in favor of the proposed merger. Information regarding the Company’s directors and executive officers is available in Company’s annual report on Form 10-K, which was filed with the SEC on June 29, 2009. Additional information regarding the interests of the Company’s potential participants will be included in the proxy statement and other relevant documents filed with the SEC when they become available.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits:

2.1	Agreement and Plan of Merger, dated as of September 30, 2009, by and between Franklin Electronic Publishers, Incorporated and Saunders Acquisition Corporation

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Franklin Electronic Publishers, Incorporated

Date: October 1, 2009	By:	/s/ FRANK A. MUSTO
	Name:	Frank A. Musto
	Title:	Vice President,
Chief Financial Officer